EXHIBIT 10.1

SUPPLY AND DISTRIBUTION AGREEMENT

THIS SUPPLY AND DISTRIBUTION AGREEMENT (this “Agreement”), dated as of May 13, 2008 (the “Effective Date”), is entered into by and between Biopure Corporation, having offices located at 11 Hurley Street, Cambridge MA 02141 (“Biopure”) and Dechra Veterinary Products, having offices located at 7015 College Blvd., Suite 525, Overland Park, KS 66211 C Dechra”), (each, a “Party” and collectively, the “Parties”).

RECITALS

A. Biopure currently manufactures, sells and distributes the Product (as such term is defined below).

B. Biopure desires to manufacture and sell the Product to Dechra for Dechra’s exclusive distribution and resale within the Territory, and Dechra desires to purchase the Product under this Agreement for Dechra’s exclusive distribution and resale within the Territory, pursuant to the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which the Parties hereby acknowledge, the Parties, intending to be legally bound hereby, agree as follows:

1.	DEFINITIONS.

As used in this Agreement, the following terms shall have the meanings set forth in this Section 1 unless the context dictates otherwise:

1.1 “Affiliate” with respect to any Party, shall mean any entity controlling, controlled by, or under common control with, such Party, for only so long as such control exists. For these purposes, “control” shall refer to: (a) the possession, directly or indirectly, of the power to direct the management or policies of an entity, whether through the ownership of voting securities, by contract or otherwise, or (b) the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities or other ownership interest of an entity.

1.2 “Agreement” shall have the meaning assigned to such term in the Preamble.

1.3 “Applicable Laws” shall mean all applicable laws, statutes, rules, regulations and guidelines that apply to the sale of the Product in the Territory or the manufacturing, promotion, marketing, packaging, labeling, importation, exportation, warehousing or distribution of the Product that is to be sold in the Territory or the performance of either Party’s obligations under this Agreement, including, without limitation, all applicable standards or guidelines (including the latest FDA guidance documents) promulgated by the appropriate Regulatory Authority in effect from time to time.

1.4 “Binding Quantity” shall have the meaning assigned to such term in Section 3.3.

1.5 “Biopure” shall have the meaning assigned in the Preamble.

1.6 “Breaching Party” shall have the meaning assigned to such term in Section 11.2.

1.7 “Contract Quarter” means the respective periods of three (3) consecutive calendar months during the Contract Year commencing on the first day of the first Contract Year.

1.8 “cGMP” shall mean current Good Manufacturing Practice as defined in Parts 210 and 211 of Title 21 of the Code of Federal Regulations.

1.9 “Confidential Information” shall have the meaning assigned to such term in Section 9.1.

1.10 “Contract Year” shall mean each twelve (12) month period commencing on the Effective Date, but if the Effective Date is not the first day of a calendar month, then on the first day of the first month that begins after the Effective Date. If any Contract Year is less than twelve (12) months, the rights and obligations under this Agreement that are calculated on a Contract Year basis will be proportionately adjusted for such shorter period.

[**] = Portions of this agreement have been omitted pursuant to a confidential treatment request. An unredacted version of this agreement has been filed separately with the Commission.

1.11 “Customer” means any Third Party that purchases Product from Dechra.

1.12 “Dechra” shall have the meaning assigned in the Preamble.

1.13 “Effective Date” shall have the meaning assigned to such term in the Preamble.

1.14 “FDA” shall mean the United States Food and Drug Administration and any successor agency or entity that may be established hereafter.

1.15 “Field” means the veterinary market.

1.16 “Firm Order” shall have the meaning assigned to such term in Section 3.4(a).

1.17 “Forecast” shall have the meaning assigned to such term in Section 3.3.

1.18 “GAAP” shall mean generally accepted accounting principles in the United States.

1.19 “Governmental Authority” means any national, state, provincial or local or any foreign or supranational government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal or judicial or arbitral body.

1.20 “Indemnitee” shall have the meaning assigned to such term in Section 10.3.

1.21 “Initial Term” shall have the meaning assigned to such term in Section 11.1.

1.22 “Manufacturing Standards” shall have the meaning assigned to such term in Section 3.2(a).

1.23 “Net Sales” means the amounts invoiced to Customers for Product which shall be equal to the selling price of the Product multiplied by the number of units of Product and shall exclude any taxes associated with the sale of such Product.

1.24 “Long-Term Inability to Supply” shall have the meaning assigned to such term in Section 3.6(b).

1.25 “Material Safety Data Sheet” shall mean the material safety data sheet used to comply with the Occupational Safety and Health Administration’s Hazard Communication Standard, 29 CFR 1910.1200.

1.26 “Minimum Purchase Amounts” shall have the meaning assigned to such term in Section 2.2.

1.27 “Non-Breaching Party” shall have the meaning assigned to such term in Section 11.2.

1.28 “Non-Conforming Product” shall have the meaning assigned to such term in Section 3.7.

1.29 “Party” and “Parties” shall have the meaning assigned in the Preamble.

1.30 “Process” shall mean the process by which Biopure shall manufacture the Product, as determined by Biopure from time to time.

1.31 “Product” shall mean the product identified on Schedule 1.31 attached hereto.

1.32 “Product Specifications” shall mean the packaging information and specifications regarding the Product attached hereto as Schedule 1.32.

1.33 “Purchase Price” shall have the meaning assigned to such term in Section 5.1.

1.34 “Regulatory Approval” with respect to the Product shall mean all Regulatory Approvals and Filings required for the marketing and sale of the Product in the Territory that have been granted, or otherwise permitted, by all appropriate Governmental Authorities.

[**] = Portions of this agreement have been omitted pursuant to a confidential treatment request. An unredacted version of this agreement has been filed separately with the Commission.

1.35 “Regulatory Approvals and Filings” means any and all applicable approvals (including pricing and reimbursement approvals), licenses, registrations or authorizations of any Regulatory Authority (as well as any filings, data rights, rights to cross-reference and correspondence relating thereto) necessary or useful for the sale, marketing, use and distribution of the Product in the Territory, including, without limitation, any: (a) premarket approval or premarket notification of the Product, including any supplements and amendments thereto; (b) postapproval marketing authorizations (including any prerequisite manufacturing approval or authorization related thereto); (c) labeling approval; and (d) technical, medical, and scientific licenses.

1.36 “Regulatory Authority” shall mean, the Government Authority(ies) in a jurisdiction responsible for granting Regulatory Approval for the manufacture, use and sale of the Product in such jurisdiction.

1.37 “Renewal Term” shall have the meaning assigned to such term in Section 11.1

1.38 “Royalty Fee” shall have the meaning assigned to such term in Section 5.2.

1.39 “Short-Term Inability to Supply” shall have the meaning assigned to such term in Section 3.6(b).

1.40 “Term” shall have the meaning assigned to such term in Section 11.1.

1.41 “Territory” shall mean the United States and its territories and possessions.

1.42 “Testing Specifications” shall mean the testing procedures and specifications with respect to the manufacturing of the Product.

1.43 “Third Party” shall mean any person who or which is not a Party.

2.	APPOINTMENTS; DECHRA OBLIGATIONS

2.1 Appointment of Distributor for Products. Subject to Section 2.2, Biopure hereby appoints Dechra as its sole and exclusive distributor (even as to Biopure and its Affiliates) of the Product to promote, sell and distribute the Product throughout the Territory consistent with Regulatory Approvals.

2.2 Purchase Obligations. For each Contract Year during the Term, the purchase of Product from Biopure by Dechra shall meet or exceed the aggregate minimum purchase amounts set forth on Schedule 2.2 (“Minimum Purchase Amounts”). Dechra may use any purchase amounts in excess of the Minimum Purchase Amounts from the immediately prior Contract Year to satisfy a deficiency in the Minimum Purchase Amounts in a current Contract Year to remain in compliance with the Minimum Purchase Amounts requirement in this Section. In the event Dechra fails to achieve the Minimum Purchase Amounts for any Contract Year, Biopure will have the option to (i) convert the exclusive distribution rights granted in this Agreement with respect to the Product to nonexclusive rights, (ii) terminate this Agreement or (iii) waive the requirement of this Section 2.2 for such Contract Year.

2.3 Marketing and Sales Obligations.

(a) Dechra shall use its commercially reasonable efforts to actively distribute, sell and promote the sale of Product throughout the Territory. Dechra shall undertake such activities at its own expense in a manner consistent with industry practices where such activities may include utilizing subdistributors. Dechra will be responsible for distributing, selling and promoting the Product to emergency and critical care specialists, as well as general practitioners in the Field and in the Territory. Dechra will undertake, at its expense, full responsibility for all marketing and sales activities, including direct promotion and facilitation of sales to veterinarians, promotion at trade shows, development and implementation of promotional and educational programs, preparation and distribution of sales literature and other materials and all other activities customarily associated with the commercial marketing and distribution of such Product.

(b) On a quarterly basis, Dechra shall provide a summary to Biopure of all Product sold by Dechra to each end-use Customer during such Calendar Quarter and shall use commercially reasonable efforts to require its subdistributors to provide the same.

(c) Dechra shall furnish to Biopure copies of all marketing, promotional and advertising material in advance of publication.

[**] = Portions of this agreement have been omitted pursuant to a confidential treatment request. An unredacted version of this agreement has been filed separately with the Commission.

(d) Dechra will present a marketing plan within thirty (30) days following the Effective Date and annually thereafter, with updates not less frequently than every three months, which may be telephonic or as the parties deem appropriate.

(e) Dechra shall store, handle, ship, promote, sell and market the Product in conformity with Applicable Law and with all Material Safety Data Sheets and any information and updates provided by Biopure \ pursuant to Section 3.2.

(f) Dechra shall not solicit or accept orders for the Product other than from Customers within the Territory and shall immediately forward to Biopure inquiries relating to the Product received by Dechra from outside the Territory,

(g) Dechra shall deliver all Customer orders as soon as practicable following the receipt of the order.

(h) Dechra shall conduct its business in the purchase and resale of Product as a principal for its own account and at its own expense and risk. Each Party covenants and warrants that it will not act or represent itself directly or by implication as agent for the other Party and will not attempt to create any obligation, or make any representation, on behalf of or in the name of the other Party.

(i) Neither Dechra nor an Affiliate of Dechra shall during the Term, engage directly or indirectly, whether as principal or agent or otherwise whatsoever, in the manufacture, marketing or sale of any product directly competitive with the Product in the Territory and in the Field without the express written consent of Biopure.

3.	MANUFACTURING AND SUPPLY.

3.1 Biopure Sales and Marketing Materials. Upon Dechra’s request and at no cost to Dechra, subject to Section 8.4, Biopure shall transfer to Dechra sales and marketing materials relating to the Product that Biopure has readily available in its possession.

3.2 Manufacturing and Supply.

(a) Biopure shall manufacture the Product in conformity with the Process, Product Specifications, cGMP, Testing Specifications and Applicable Laws as may apply from time to time (collectively, the “Manufacturing Standards”). The Manufacturing Standards may be modified, or in any other manner changed or affected, only as provided by Section 6.3.

(b) Biopure shall store and handle the Product in accordance with the Product Specifications and Applicable Law.

(c) Biopure shall provide Dechra in written form all information and any updates thereto regarding handling precautions, toxicity and hazards associated with the Product. Biopure shall provide Dechra with the appropriate Material Safety Data Sheets and any updates thereto for the Product.

3.3 Forecasts. Dechra shall submit to Biopure, at least thirty (30) days prior to the first day of each month during the Term hereof (or for the first month only, as soon as practicable after commencement of the Contract Year but no later than ten (10) days after the commencement of the Contract Year), a twelve (12) month rolling forecast (“Forecast”) of the quantities by package size of Product Dechra expects to order during such period. Each Forecast shall be non-binding, with the exception of the first three (3) months reflected therein, which shall be considered a binding quantity (“Binding Quantity”).

3.4 Orders.

(a) Biopure shall use its commercially reasonable efforts to deliver to Dechra the Product that Dechra has ordered pursuant to a written firm order by the requested delivery date (each such order, a “Firm Order”). Each Firm Order for Binding Quantity shall be submitted by Dechra prior to the end of each applicable calendar month for which the applicable Forecast was delivered.

[**] = Portions of this agreement have been omitted pursuant to a confidential treatment request. An unredacted version of this agreement has been filed separately with the Commission.

(b) Each Firm Order shall specify the Product, the quantity of the Product, the destination to which the Product is to be delivered and the time and manner of delivery (including the carrier to be used) in accordance with Section 3.5.

(c) As soon as practicable after the Effective Date but no later than ten (10) days after the Effective Date, Dechra shall issue a written Firm Order for Available Inventory in existence at Paragon Logistics’s Memphis, Tennessee facility in an amount not to exceed a total purchase amount of [**]. As used herein, “Available Inventory” means Product with a remaining shelf life equal to or greater than [**].

3.5 Delivery; Invoicing.

(a) Biopure shall package and label all Product as instructed by Dechra. Dechra shall be responsible for all labeling and artwork costs relating to the development of new labels, change over to Dechra’s label from Biopure’s label and any changes made to the labeling or artwork of the Product; otherwise, expense for labeling of Product on an ongoing basis shall be Biopure’s responsibility and is included within the Purchase Price of the Product. Product shall be appropriately labeled in accordance with the Product Specifications, Applicable Law, Regulatory Authority requests and Dechra’s written instructions with a traceable batch number and date of manufacture. Biopure shall ship each shipment as instructed by Dechra, F.O.B. Biopure’s facility. All freight expense and costs of insurance shall be borne by Dechra and are not included within the Purchase Price of the Product. Title to and risk of loss of Product shall pass to Dechra upon shipment of such Product in accordance with the terms of this Section.

(b) Biopure shall invoice Dechra at the time of shipment for the applicable Purchase Price for the Product then shipped. Each such invoice shall state the quantity of the Product contained in the shipment.

(c) Dechra or its designee shall confirm the quantity of the Product contained in any shipment and confirm that the Product contained in the shipment matches the lots and expiry dates contained in the certificate furnished pursuant to Section 6.1 (a). In the event the quantity of the Product shipped is greater or less than the quantity reflected in Biopure’s invoice for such shipment or there is a discrepancy between the Product and the accompanying certificate, then within ten (10) days after Dechra’s or its designee’s receipt of such shipment, Dechra shall notify Biopure concerning such overage or shortage and the amount of any invoice automatically shall be increased or reduced, as the case may be, to reflect the actual quantity of the Product contained in such shipment. The Parties will cooperate to resolve any other discrepancy described in this item (c).

3.6 Inability to Supply.

(a) Biopure shall notify Dechra: (i) as promptly as possible, but in no event more than fifteen (15) days after Biopure’s receipt of a Firm Order from Dechra or (ii) immediately upon becoming aware of an event of force majeure under Section 12 or any other cause that would render Biopure unable to supply the quantity of the Product to Dechra that Biopure is required to supply under such Firm Order. In the event of any Short-Term Inability to Supply, Dechra shall be entitled to a reduction in Minimum Purchase Amounts and Consulting Hours in proportion to the supply shortfall until such Short-Term Inability to Supply ends. In the event of any Long-Term Inability to Supply, Dechra shall not be required to purchase the Minimum Purchase Amounts set forth in Section 2.2 or the Consulting Hours set forth in Section 4.2 for the duration of the Term. In no event shall Dechra relinquish its exclusivity rights as set forth in Section 2.1 due to a Short-Term or Long-Term Inability to Supply.

(b) An “Inability to Supply” shall mean, with respect to the supply of any Product, Biopure’s failure for any reason, including without limitation force majeure reasons or otherwise, to supply Dechra with quantities of such Product equal to at least eight-five percent (85%) of the Binding Quantity of such Product for the applicable time period. A “Short-Term Inability to Supply” is an Inability to Supply Product which is reasonably expected to continue for no more than a three-month period of time. A “Long-Term Inability to Supply” is any Inability to Supply Product that is reasonably expected to exceed or actually exceeds a three-month period of time.

(c) In the event Dechra believes that any Short-Term Inability or Long-Term Inability to Supply exists, Dechra shall provide Biopure with written notice thereof, and Biopure shall make use of the internal capacity of Biopure to fill the Product supply shortfall as soon as practicable.

3.7 Returns. In the event that the Product does not conform with the applicable Manufacturing Standards and Product Specifications (as may be in effect from time to time), where such non-conformance is due to

[**] = Portions of this agreement have been omitted pursuant to a confidential treatment request. An unredacted version of this agreement has been filed separately with the Commission.

Biopure’s acts or omissions (“Nonconforming Product”), Biopure will arrange at its sole cost and expense, for all such Non-Conforming Product to be picked up and destroyed in accordance with Applicable Law and shall deliver to Dechra a certificate of destruction signed by an authorized representative of Biopure. In addition, Biopure shall promptly replace such Product at its expense.

3.8 Status Meetings. Not less frequently than once every three (3) months, representatives of the Parties shall meet, at such times and in such places or telephonically as the Parties shall deem appropriate, to discuss manufacturing matters, work-in-progress and the Product.

4.	CONSULTING SERVICES

4.1 Consulting Services. Upon Dechra’s request, Biopure shall provide certain consulting and technical services that shall be mutually agreed upon by the parties in writing (“Consulting Services”). Notwithstanding any Consulting Services Dechra shall remain responsible for following its own standard operating procedures and Applicable Law.

4.2 Provider of Consulting Services; Fees. The Consulting Services shall be provided by Biopure’s employee, [**] successor (each a “Consultant”) or if no successor exists, then this Section 4 shall not apply, and neither party shall have any obligations pursuant to this Section 4. The Consulting Services shall be provided at a rate of [**] and Dechra shall pay for a minimum of (a) [**] of the Term and (b) [**] of the Term (where (a) and (b) are collectively, “Consulting Hours”). In addition, Dechra shall reimburse Biopure for reasonable, documented “out-of-pocket” business and travel expenses that are incurred by Consultant and are necessary for Consultant’s performance of the Consulting Services so long as Dechra provides its prior written approval to travel by Consultant.

5.	PURCHASE PRICE; FEES; PAYMENTS.

5.1 Purchase Price for the Product. For purposes of this Agreement, the “Purchase Price” applicable to all orders invoiced by Biopure shall be the price as set forth on Schedule 5.1. Dechra alone shall establish its resale pricing of the Products sold to it by Biopure hereunder. Dechra shall pay all invoices duly issued by Biopure under this Agreement within thirty (30) days after the date of the applicable invoice. All invoices and payments required to be paid hereunder shall be in U.S. Dollars, and all such payments shall be made by wire transfer in immediately available funds to an account designated by Biopure, unless the Parties agree to settle such payments through other means.

5.2 Royalties payable to Biopure. Dechra shall pay to Biopure a royalty fee as set forth in Schedule 5.2 (the “Royalty Fee”). Royalty Fees shall be paid within fifteen (15) days following the end of a month on Net Sales in the preceding month.

6.	QUALITY CONTROL; RECALL.

6.1 Records; Batch Certificates.

(a) Biopure shall provide Dechra with a certificate of analysis and/or certificate of conformance for each batch of Product delivered to Dechra.

(b) Biopure shall keep records related to the handling, manufacture, packaging, storage and shipping of the Products, and retain samples of such Products as are necessary to comply with Applicable Law as well as to assist with resolving Product complaints and other similar investigations. Records and samples shall be made available to Dechra for review to reply to any inquiries from Regulatory Authorities or to comply with Applicable Law. Records and samples shall be retained by Biopure and be available to Dechra for a period of five (5) years following the date of manufacture, or longer if required by Applicable Law. Biopure will notify Dechra prior to record destruction and upon Dechra’s request, shall provide the records to Dechra at Dechra’s expense.

6.2 Testing. Biopure shall perform identification testing and in-process and final quality testing in accordance with the Testing Specifications to ensure that the Product conforms with the Product Specifications, cGMP and requirements of Governmental Authorities.

[**] = Portions of this agreement have been omitted pursuant to a confidential treatment request. An unredacted version of this agreement has been filed separately with the Commission.

6.3 Modifications to Specifications.

(a) Biopure shall use commercially reasonable efforts to make any changes in the Manufacturing Standards that are required or requested by any applicable Governmental Authority.

(b) Other changes to the Manufacturing Standards shall be by mutual agreement of the Parties; provided that Biopure may change the Process from time to time, at its discretion, so long as such changes do not affect the Product Specifications.

6.4 Inspections. During the Term, Dechra shall have the right, at its sole cost and expense, during normal business hours and upon ten (10) days’ prior notice, to have a representative conduct compliance inspections or other inspections, audits and investigations to ensure that Biopure’s handling, manufacture, testing, storage and shipping of the Product comply with the Manufacturing Standards; provided, however, that such inspection, audit or investigation shall not unreasonably interfere with the operations at Biopure’s facilities. Biopure shall have the right, at its sole cost and expense, during normal business hours and upon ten (10) days’ prior notice, to have a representative conduct compliance inspection or other inspections, audits and investigations of applicable books, records, and facilities associated with Dechra’s marketing and sales obligations pursuant to Section 2.3.

7.	REGULATORY AND DEVELOPMENT/MANUFACTURING MATTERS.

7.1 Product. Biopure shall solely own all right, title and interest in and to all Regulatory Approvals and Filings relating to the Product filed in the Territory. Biopure shall be solely responsible for maintaining (in Biopure’s name) all Regulatory Approvals and Filings relating to the use of the Product in the Territory.

7.2 Regulatory Matters.

(a) At all times during the Term, Biopure shall maintain the facilities, equipment and processes (including, without limitation, the Process) used in manufacturing the Product and in performing Biopure’s other obligations under this Agreement in compliance with all Manufacturing Standards. Biopure shall make available for inspection, upon the request of Dechra, all documentation relating to such compliance and shall permit representatives of Dechra to conduct inspections, pursuant to Section 6.4, to confirm such compliance.

(b) Biopure shall be responsible for maintaining the Regulatory Approvals.

(c) At all times during the Term, Dechra shall perform its obligations hereunder in compliance with Applicable Law. Dechra shall make available for inspection, upon the request of Biopure, all documentation relating to such compliance and shall permit representatives of Biopure to conduct inspections pursuant to Section 6.4, to confirm such compliance.

7.3 Government Notification. Biopure agrees that it will notify Dechra of any incidents pertaining to the manufacture of any Product that would require notification to Governmental Authorities.

7.4 Adverse Reaction Reporting. Each Party shall notify the other Party, in writing, of any Product complaints or adverse experiences within 72 hours of such complaints or adverse experiences becoming known to such Party. Dechra shall be responsible for investigating and resolving any adverse events reported by its Customers and shall provide Biopure with documentation reasonably necessary to complete timely all reporting and filing to the FDA and other Regulatory Authorities.

7.5 Investigation; Recall, Voluntary Withdrawal. In the event that the Governmental Authority in the Territory alleges or proves that the Product does not comply with Applicable Laws in Territory, the notified Party shall notify the other Party immediately, and both Parties shall cooperate fully regarding the investigation and disposition of any such matter. If Dechra is required or, consistent with standard U.S. industry practices, should deem it appropriate to voluntarily withdraw a Product due to a manufacturing or quality issue (“Manufacturing Issue”), then Biopure shall reimburse Dechra for the Purchase Price Dechra paid Biopure for the quantity of such Product so recalled and shall bear the actual cost of conducting the recall or withdrawal in accordance with the recall guidelines of the applicable Governmental Authority or standard U.S. pharmaceutical industry practices. If Dechra is required or, consistent with standard U.S. industry practices, should deem it appropriate to voluntarily withdraw a Product due to a sales, marketing or distribution issue (“Distribution Issue”), then Dechra shall bear the actual cost of conducting the recall or withdrawal in accordance with the recall guidelines of the applicable Governmental Authority or standard U.S. pharmaceutical industry practices.

[**] = Portions of this agreement have been omitted pursuant to a confidential treatment request. An unredacted version of this agreement has been filed separately with the Commission.

8.	REPRESENTATIONS, WARRANTIES AND CERTAIN COVENANTS

8.1 Representations and Warranties of Both Parties. Each Party represents and warrants to the other Party, as of the Effective Date, that:

(a) such Party is duly organized and validly existing under the laws of the jurisdiction of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

(b) such Party has taken all corporate action necessary to authorize the execution and delivery of this Agreement and the performance of such Party’s obligations under this Agreement; and

(c) the execution and delivery of this Agreement, and the performance by such Party of its obligations under this Agreement, including without limitation the grant of rights to the other Party pursuant to this Agreement, will not: (i) conflict with, nor result in any violation of or default under any covenants instrument, judgment, order, writ, decree, contract or provision to which such Party is a party or by which it or its property is bound; (ii) give rise to any event that results in the creation of any lien, charge or encumbrance upon any assets of such Party or the suspension, revocation, impairment, forfeiture or non-renewal of any material permit, license, authorization or approval that applies to such Party, its business or operations or any of its assets or properties; or (iii) conflict with any rights granted by such Party to any Third Party or breach any obligation that such Party has to any Third Party.

8.2 Representations, Warranties and Additional Covenants of Biopure. Biopure represents, warrants and covenants to Dechra that:

(a) the Product manufactured under this Agreement shall conform to the applicable Manufacturing Standards and with the applicable certificate of analysis when delivered in accordance with this Agreement;

(b) Biopure has obtained all approvals required by all applicable Governmental Authorities necessary for Biopure’s performance of this Agreement;

(c) Biopure has not received any written notice of proceedings from a Governmental Authority alleging that the Product or the selling or offering for sale of the Product by Biopure is in material violation of any Applicable Law;

(d) Biopure shall perform its obligations pursuant to this Agreement in accordance with all Applicable Laws;

(e) Biopure shall not use the services of any persons debarred or suspended under 21 U.S.C. § 335a(a) or (b) in any capacity associated with or related the performance of its obligations pursuant to this Agreement; and

(f) the Product furnished by Biopure hereunder, or the sale of such Product, to the best of Biopure’s knowledge, do not infringe upon any existing patent, copyright, trademark, service mark, trade name or other intellectual property right of a Third Party, and do not misappropriate any trade secret of a Third Party.

8.3 Representations, Warrants and Additional Covenants of Dechra. Dechra represents, warrants and covenants to Biopure that:

(a) Dechra is experienced in selling and marketing high value specialist veterinary products in the United States and will use all commercially reasonable efforts to market and sell the Product throughout the Territory.

8.4 Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 8, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESSED OR IMPLIED, STATUTORY

[**] = Portions of this agreement have been omitted pursuant to a confidential treatment request. An unredacted version of this agreement has been filed separately with the Commission.

OR OTHERWISE, INCLUDING BUT NOT LIMITED TO WARRANTIES OF DESIGN, MERCHANTABILITY AND OF FITNESS FOR A PARTICULAR PURPOSE OR USE. BIOPURE MAKES NO WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTIES RELATING TO THE PRODUCT, WHETHER EXPRESSED OR IMPLIED, OTHER THAN THE WARRANTIES EXPRESSED IN THIS SECTION 8 AND OTHER THAN WARRANTIES THAT MAY BE EXPRESSED OR IMPLIED AS A MATTER OF LAW IN THE PRODUCT LABEL OR PACKAGE INSERT. ANY STATEMENTS MADE BY REPRESENTATIVES OF BIOPURE OR IN THE PROMOTIONAL LITERATURE WITH RESPECT TO THE PRODUCT DO NOT CONSTITUTE WARRANTIES.

8.5 Limitation of Liability. WITH RESPECT TO ANY CLAIM BY ONE PARTY AGAINST THE OTHER ARISING OUT OF THE PERFORMANCE OR FAILURE OF PERFORMANCE OF THE OTHER PARTY UNDER THIS AGREEMENT, THE PARTIES EXPRESSLY AGREE THAT THE LIABILITY OF SUCH PARTY TO THE OTHER PARTY FOR SUCH BREACH SHALL BE LIMITED UNDER THIS AGREEMENT OR OTHERWISE AT LAW OR EQUITY TO DIRECT DAMAGES ONLY AND IN NO EVENT SHALL A PARTY BE LIABLE TO THE OTHER PARTY FOR LOST PROFITS, INDIRECT DAMAGES, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES. THE FOREGOING LIMITATIONS SHALL NOT APPLY TO: (A) EACH PARTY’S OBLIGATION TO INDEMNIFY THE OTHER FOR CERTAIN THIRD PARTY CLAIMS AS SET FORTH IN SECTION 10; (B) DAMAGES ARISING OUT OF EITHER PARTY’S GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT OR INTENTIONAL INACTION UNDER THIS AGREEMENT; OR (C) DAMAGES DUE TO EITHER PARTY’S BREACH OF CONFIDENTIALITY.

9.	CONFIDENTIALITY.

9.1 Confidentiality; Exceptions. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that, during the Term of this Agreement and for five (5) years thereafter, the receiving Party shall keep, and shall ensure that its employees, officers and directors keep, completely confidential and shall not publish or otherwise disclose and shall not use for any purpose (other than for the purpose of performing under this Agreement) any information identified as confidential and furnished to it by the other Party (“Confidential Information”). Confidential Information shall not include information that the receiving Party demonstrates: (i) was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the other Party; (ii) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party; (iii) became generally available to the public or was otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement; (iv) was disclosed to the receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the disclosing Party not to disclose such information to others or (v) was developed by the receiving Party independent of any disclosure received under this Agreement.

9.2 Exceptions to Obligation. The restrictions contained in Section 9.1 shall not apply to information that is otherwise required to be disclosed in compliance with Applicable Laws or order by a court or other regulatory body having competent jurisdiction; that if a Party is required to make any such disclosure of the other Party’s Confidential Information such Party will give reasonable advance written notice to the other Party of such disclosure requirement and will disclose only that portion of Confidential Information that the receiving Party is required to disclose.

9.3 Limitations on Use. Each Party shall use any Confidential Information obtained by such Party from the other Party, its Affiliates, its licensees or its sublicensees, pursuant to this Agreement or otherwise, solely in connection with the activities or transactions contemplated hereby or expressly permitted hereunder.

9.4 Remedies. Each Party shall be entitled, in addition to any other right or remedy it may have, at law or in equity, to an injunction, without the posting of any bond or other security, enjoining or restraining the other Party from any violation or threatened violation of this Section 9.

10.	INDEMNIFICATION.

10.1 By Biopure. Biopure shall indemnify, defend and hold harmless Dechra and its Affiliates, and their respective directors, officers, employees and agents, from and against any and all liabilities, damages, losses, costs and expenses (including the reasonable fees of attorneys and other professionals) relating to Third Party claims arising out of or resulting from:

[**] = Portions of this agreement have been omitted pursuant to a confidential treatment request. An unredacted version of this agreement has been filed separately with the Commission.

(a) any claims relating to or arising out of the manufacturing or regulatory activities of Biopure or its Affiliates;

(b) any breach of any representation or warranty or breach of any covenant made by Biopure pursuant to Section 8 of this Agreement;

(c) any liability of Biopure relating to a Manufacturing Issue as set forth in Section 7.5 of this Agreement; or

(d) any allegations of infringement or misappropriation of any patent, copyright, trademark, service mark, trade name, trade secret or other intellectual property rights of a Third Party related to the Product.

10.2 By Dechra. Dechra shall indemnify, defend and hold harmless Biopure, its Affiliates, and their respective directors, officers, employees and agents, from and against any and all liabilities, damages, losses, costs and expenses (including the reasonable fees of attorneys and other professionals) relating to Third Party claims arising out of or resulting from:

(a) any claims relating to or arising out of the marketing, sales or distribution activities of Dechra or its Affiliates, but only to the extent not due to the acts or omissions of Biopure or its Affiliates, and their respective directors, officers, employees, agents and subcontractors; or

(b) any breach of any representation or warranty or breach of any covenant made by Dechra in this Agreement; or

(c) any liability of Dechra relating to a Distribution Issue as set forth in Section 7.5 of this Agreement.

10.3 Notice. In the event that any person (an “Indemnitee”) entitled to indemnification under Section 10.1 or 10.2 is seeking such indemnification, such Indemnitee shall inform the indemnifying Party of the claim as soon as reasonably practicable after such Indemnitee receives notice of such claim, shall permit the indemnifying Party to assume direction and control of the defense of the claim (including the sole right to settle it at the sole discretion of the indemnifying Party, provided that such settlement does not impose any obligation on the Indemnitee or the other Party) and shall cooperate as reasonably requested (at the expense of the indemnifying Party) in the defense of the claim.

10.4 Complete Indemnification. As the Parties intend complete indemnification, all costs and expenses, including without limitation, legal fees and expenses, actually incurred by an Indemnitee in connection with enforcement of this Section 10 shall also be reimbursed by the indemnifying Party.

11.	TERM; TERMINATION.

11.1 Term. The term of this Agreement (the “Term”) shall begin on the Effective Date and, unless earlier terminated pursuant to this Agreement,, shall continue until the fifth (5th) anniversary of the Effective Date (the “Initial Term”) and continue thereafter in successive one (1) year automatic renewal terms (each a “Renewal Term”) unless either Party gives notice of non-renewal at least six (6) months prior to the expiration of the Initial Term or at least two months prior to the then current Renewal Term, as the case may be.

11.2 Termination for Cause. Either Party (the “Non-Breaching Party”) may, without prejudice to any other remedies available to it at law or in equity, terminate this Agreement in its entirety or with respect to any Product, in the event the other Party (the “Breaching Party”) breaches any of its material obligations hereunder or any representation or warranty made by the Non-Breaching Party is materially untrue on the Effective Date and, in case of the breach of a material obligation, the Breaching Party fails to cure such breach within thirty (30) days of receiving notice thereof. The right of either Party to terminate this Agreement as provided in this Section 11.2 shall not be affected in any way by its waiver or failure to take action with respect to any previous default.

11.3 Termination for Convenience. After the first two years of this contract, this Agreement may be terminated by Dechra for any reason by providing sixty (60) days prior written notice stating the extent and effective date of such termination. In the event that Dechra terminates this Agreement pursuant to this Section 11.3 it will pay the shortfall, if any, of the Minimum Purchase Amount for the Contract Year in which the termination for convenience occurs due as of the effective date of termination.

[**] = Portions of this agreement have been omitted pursuant to a confidential treatment request. An unredacted version of this agreement has been filed separately with the Commission.

11.4 Termination for Regulatory Restrictions. Either Party may terminate this Agreement, and Dechra may terminate any Firm Order upon thirty (30) days written notice in the event that any Regulatory Authority takes any action, or raises any objection, that prevents the manufacturing, purchasing, marketing, selling or distribution of the Product as contemplated by this Agreement and such action or objection is not caused by a breach of this Agreement by the terminating Party.

11.5 Effect of Expiration or Termination.

(a) With respect to termination of this Agreement by Dechra pursuant to Section 11.3, Biopure shall not be responsible for Dechra’s inventories or stocks of Product after any termination or expiration of this Agreement; provided, that Dechra may continue to sell its remaining inventory of Product following the termination of this Agreement so long as Dechra has fully paid, and continues to fully pay when due, any and all amounts owed to Biopure, and Dechra otherwise is not in material breach of this Agreement.

(b) With respect to termination of this Agreement by Dechra pursuant to Section 11.2, Dechra, at its option, may return its remaining inventory to Biopure, and Biopure shall refund to Dechra all amounts paid by Dechra to Biopure for the remaining inventory. With respect to termination of this Agreement by Dechra or Biopure pursuant to Section 11.4, Dechra may return its remaining inventory to Biopure, and Biopure shall refund to Dechra all amounts paid by Dechra to Biopure for the remaining inventory if the Regulatory Authority action or objection that gave rise to the termination also precludes selling the remaining inventory to Customers.

(c) No later than thirty (30) days after the termination date of the Agreement, each Party shall return to the other Party all copies and embodiments, whether physical or electronic, of such other Party’s Confidential Information in such Party’s possession or control; provided, however. that each Party shall be entitled to retain one archival copy of such Confidential Information solely for purposes of monitoring such Party’s compliance with its obligations under Section 9.

11.6 Accrued Riqhts; Surviving Obligations.

(a) Termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of either Party prior to such termination, relinquishment or expiration. Such termination, relinquishment or expiration shall not relieve either Party from obligations that are expressly indicated to survive termination or expiration of this Agreement.

(b) All of the Parties’ rights and obligations under Sections 7.5, 8, 9, 10, 11.5, 11.6 and 13 shall survive termination, relinquishment or expiration of this Agreement.

12. FORCE MAJEURE.

12.1 Neither Party shall be held liable or responsible to the other Party nor be deemed to be in default under, or in breach of any provision of, this Agreement for failure or delay in fulfilling or performing any obligation of this Agreement, other than the obligation to make money payments, when such failure or delay is due to force majeure, and without the fault or negligence of the Party so failing or delaying. For purposes of this Agreement, “force majeure” is defined as causes beyond the control of the Party having undertaken reasonable precautions to avoid or mitigate such effects, including, without limitation, acts of God; war; civil commotion; fire; flood; earthquake; civil unrest; unforeseeable enactment of Applicable Law, explosion; storm; or epidemic. In such event, Biopure or Dechra, as the case may be, shall immediately notify the other Party, with written notice to follow within ten (10) days, of such inability and of the period for which such inability is expected to continue (“Force Maieure Period”). Said notice shall identify the requirements of this Agreement or such of its obligations as may be affected, and to the extent so affected and beyond such Party’s reasonable control, said obligations shall be suspended during the period of such disability.

13. MISCELLANEOUS.

13.1 Relationship of Parties. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer-employee or joint venture relationship between the Parties. Neither Party shall incur any debts or make any commitments for the other, except to the extent, if at all, specifically provided herein.

[**] = Portions of this agreement have been omitted pursuant to a confidential treatment request. An unredacted version of this agreement has been filed separately with the Commission.

13.2 Assignment. Except for the appointment of subdistributors permitted under this Agreement, neither Party shall be entitled to assign its obligations hereunder without the express written consent of the other Party hereto, except that each Party may assign its rights and transfer its duties hereunder to any assignee of all or substantially all of its business (or that portion thereof to which this Agreement relates). No assignment and transfer shall be valid or effective unless done in accordance with this Section 13.2 and unless and until the assignee/transferee shall agree in writing to be bound by the provisions of this Agreement.

13.3 Further Actions. Each Party shall execute, acknowledge and deliver such further instruments, and do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

13.4 Notice. Any notice or request required or permitted to be given under or in connection with this Agreement shall be deemed to have been sufficiently given if in writing and personally delivered or sent by certified mail (return receipt requested), facsimile transmission (receipt verified), or overnight express courier service (signature required), prepaid, to the Party for which such notice is intended, at the address set forth for such Party below:

(a) in the case of Biopure, to:

Biopure Corporation

11 Hurley Street

Cambridge, MA 02141

Attention: Vice President Business Development

Fax: 617-234-6507

With a copy to:

Biopure Corporation

11 Hurley Street

Cambridge, MA 02141

Attention: Chief Financial Officer

Fax: 617-234-6507

(b) in the case of Dechra, to:

Dechra Veterinary Products

7015 College Blvd., Suite 525,

Overland Park, KS 66211

Attention: Mike Eldred, President, US Operations

Fax: 913-327-0016

With a copy to:

DLA Piper US LLP

1251 Avenue of the Americas

New York, NY 10020-1104

Attention: James E. Nelson

Fax: 212.884.8731

or to such other address for such Party as it shall have specified by like notice to the other Party, provided that notices of a change of address shall be effective only upon receipt thereof. With respect to notices given pursuant to this Section 13.4, (i) if delivered personally or by facsimile transmission, the date of delivery shall be deemed to be the date on which such notice or request was given if received before 5:00 p.m. on a business day, otherwise on the next succeeding business day; (ii) if sent by overnight express courier service, the date of delivery shall be deemed to be the next business day after such notice or request was deposited with such service if received before 5:00 p.m. on a business day, otherwise on the next succeeding business day; and (Hi) if sent by certified mail, the date of delivery shall be deemed to be the third business day after such notice or request was deposited with the U.S. Postal Service.

13.5 Use of Name. Except as otherwise required pursuant to Section 3.5(a), neither Party shall have any right, express or implied, to use in any manner the name or other designation of the other Party or any other trade name, trademark or logo of the other Party without the prior written approval of the other Party.

[**] = Portions of this agreement have been omitted pursuant to a confidential treatment request. An unredacted version of this agreement has been filed separately with the Commission.

13.6 Public Announcements. Except as required by law (including, without limitation, disclosure requirements of the U.S. Securities and Exchange Commission, Nasdaq, London Stock Exchange or any other stock exchange on which securities issued by a Party are traded), neither Party shall make any public announcement concerning this Agreement or the subject matter hereof without the prior written consent of the other, which shall not be unreasonably withheld, provided that it shall not be unreasonable for a Party to withhold consent with respect to any public announcement containing any financial terms (except to the extent disclosure of such financial terms is required by the U.S. Securities and Exchange Commission, Nasdaq, London Stock Exchange or any other stock exchange on which securities issued by a Party are traded) or any of such Party’s Confidential Information. In the event of a required public announcement, to the extent practicable under the circumstances, the Party making such announcement shall provide the other Party with a copy of the proposed text prior to such announcement sufficiently in advance of the scheduled release of such announcement to afford such other Party a reasonable opportunity to review and comment upon the proposed text.

13.7 Waiver. A waiver by either Party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative, and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either Party.

13.8 Severability. When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under Applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement. In such event, the Parties agree to substitute a valid and enforceable provision therefor which, as nearly as possible, achieves the desired economic effect and mutual understanding of the Parties under this Agreement.

13.9 Amendment. No amendment, modification or supplement of any provisions of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

13.10 Governing Law; This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York without regard to conflict of law principles.

13.11 Entire Agreement. This Agreement, together with the Exhibits and Schedules attached hereto, sets forth the entire agreement and understanding between the Parties as to the subject matter hereof and merges all prior discussions and negotiations between them, and neither of the Parties shall be bound by any conditions, definitions, warranties, understandings or representations with respect to such subject matter other than as expressly provided herein or as duly set forth on or subsequent to the date hereof in writing and signed by a proper and duly authorized officer or representative of the Party to be bound thereby.

13.12 Binding Effect; No Third-Party Beneficiaries. This Agreement shall be binding upon the successors and permitted assigns of the Parties, and the name of a Party appearing herein shall be deemed to include the names of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this Agreement. Nothing in this Agreement, express or implied, is intended to, or shall confer upon, any Third-Party, any legal or equitable right, benefit or remedy of any nature whatsoever.

13.13 Descriptive Headings. The descriptive headings of this Agreement are for convenience only, and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.

13.14 Inconsistency. If there is any inconsistency between the provisions of this Agreement and any Firm Order or other document passing between the Parties, the provisions of this Agreement shall control and be determinative.

13.15 Counterparts. This Agreement may be executed in any number of identical counterparts, any one of which need not contain the signature of more than one Party, but all such counterparts taken together shall constitute one and the same agreement.

[**] = Portions of this agreement have been omitted pursuant to a confidential treatment request. An unredacted version of this agreement has been filed separately with the Commission.

13.16 Arbitration. Any claim or controversy arising out of or relating to this Agreement or the breach thereof, including any question regarding its existence, validity or interpretation, shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, excluding the Optional Rules for Emergency Measures of Protection, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Any claim or controversy shall be resolved by a sole arbitrator appointed in accordance with the Commercial Arbitration Rules. The seat of the arbitration shall be New York, New York. With the exception of each Party’s attorney’s fees and each Party’s expenses for participating in the arbitration (e.g., hotel and travel expenses), the fees for conducting the arbitration, including, without limitation, the filing fee, any transcript fee and the arbitrator’s fee will be divided equally between the Parties. Notwithstanding the foregoing, either Party may, without inconsistency with this Section 13.16, apply to any court having jurisdiction over such dispute and seek interim, provisional, injunctive or other equitable relief until the arbitration award is rendered or the dispute is otherwise resolved.

[**] = Portions of this agreement have been omitted pursuant to a confidential treatment request. An unredacted version of this agreement has been filed separately with the Commission.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its duly authorized representative as of the Effective Date.

BIOPURE CORPORATION

By:	/s/ Barry Scott
VP Business Development
May 13, 2008

DECHRA VETERINARY PRODUCTS

By:	/s/ Mike Eldred
President, US Operations
May 13, 2008

[**] = Portions of this agreement have been omitted pursuant to a confidential treatment request. An unredacted version of this agreement has been filed separately with the Commission.

SCHEDULE 1.31

PRODUCT

Products	NDC	Registrations
Oxyglobin 125 mL	63075-301-01	NADA 141-067
Oxyglobin 60 mL	63075-301-02	NADA 141-067

[**] = Portions of this agreement have been omitted pursuant to a confidential treatment request. An unredacted version of this agreement has been filed separately with the Commission.

SCHEDULE 1.32

[**]

[**] = Portions of this agreement have been omitted pursuant to a confidential treatment request. An unredacted version of this agreement has been filed separately with the Commission.

SCHEDULE 2.2

[**]

[**] = Portions of this agreement have been omitted pursuant to a confidential treatment request. An unredacted version of this agreement has been filed separately with the Commission.

SCHEDULE 5.1

[**]

[**] = Portions of this agreement have been omitted pursuant to a confidential treatment request. An unredacted version of this agreement has been filed separately with the Commission.

SCHEDULE 5.2

[**]

[**] = Portions of this agreement have been omitted pursuant to a confidential treatment request. An unredacted version of this agreement has been filed separately with the Commission.